Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Completes Sale of South America Chemicals Business

OVERLAND PARK, Kan. (April 20, 2022) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced it has completed the sale of the company’s South America chemicals business to a subsidiary of Cape Acquisitions LLC. The sale includes all remaining Compass Minerals operations in Brazil, concluding the company’s previously announced plan to exit the South American market.

“We are pleased to have taken this final step in our Brazil sale process, further optimizing our asset base and enabling additional debt reduction,” said Kevin S. Crutchfield, president and CEO. “Our board and senior management team remain acutely focused on maximizing value within our core Salt and Plant Nutrition businesses, while strategically pursuing organic opportunities to accelerate the growth of our essential minerals portfolio into adjacent markets.”

Upon closing of the all-cash transaction, Compass Minerals received gross sale proceeds of approximately R$236 million, or $51 million based on current exchange rates, subject to a post-closing adjustment. The company intends to use the proceeds from the sale to pay down debt.

J.P. Morgan Securities LLC acted as exclusive financial advisor to Compass Minerals in connection with the sale.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

About Cape Acquisitions LLC
Cape is an investor in the chemical industry that looks for strategic acquisition opportunities around the globe. The company has signed a management agreement with a subsidiary of Chlorum Solutions LLC, an established player in the chlor-alkali industry in Latin America. Chlorum offers an alternative approach to the supply chain by operating small-scale plants located close to centers of demand and has a strong focus on bringing positive environmental and social impacts to all its operating plants.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's ability to optimize its asset base, reduce debt, maximize value, pursue opportunities and accelerate growth and its use of proceeds. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
Chief Public Affairs and Sustainability Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com